UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 25, 2015

WMI Holdings Corp.

(Exact name of registrant as specified in its charter)

001-14667

(Commission

File Number)

Washington	91-1653725
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1201 Third Avenue, Suite 3000 Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

(206) 432-8887

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On February 25, 2015, Timothy R. Graham provided conditional notice of his resignation from the Board of Directors (the “Board”) of WMI Holdings Corp. (the “Company”) and from the Compensation Committee of the Board, and Mark E. Holliday provided conditional notice of his resignation from the Board and from the Audit Committee and Nominating and Corporate Governance Committee of the Board and the Board of the Company’s subsidiary, WM Mortgage Reinsurance Company, Inc. Each such resignation is conditioned upon and will be effective immediately upon the consummation of the anticipated reincorporation of the Company from the State of Washington to the State of Delaware (the “Reincorporation”). Neither Mr. Graham’s nor Mr. Holliday’s resignation is due to any disagreement with the Company or for any matter relating to the Company’s operations, policies or practices.

The consummation of the Reincorporation is subject to a vote of the Company’s shareholders (the “Shareholders”), which is expected to occur on April 28, 2015. If the Reincorporation is approved by the Shareholders, the Company anticipates that the Reincorporation will be effected as promptly as is reasonably practicable following such approval. However, the Reincorporation may be delayed or terminated and abandoned by action of the Board at any time prior to its consummation, whether before or after the approval by the Shareholders, if the Board determines for any reason, in its sole judgment and discretion, that the consummation of the Reincorporation should be delayed or would be inadvisable or not in the best interests of the Company and the Shareholders, as the case may be. If the consummation of the Reincorporation does not occur on or prior to July 5, 2015, both of Mr. Graham’s and Mr. Holliday’s conditional resignations shall be null and void.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WMI HOLDINGS CORP.

Date: February 27, 2015	By:	/s/ Charles Edward Smith
	Name:	Charles Edward Smith
	Title:	Interim CEO & Secretary

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